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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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URBAN OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Urban Outfitters, Inc. to be held at 10:30 a.m., on Tuesday, June 2, 2020 (the “Annual Meeting”).  This year, in light of the unprecedented impact of the Coronavirus (COVID-19), we will conduct our Annual Meeting in a virtual format, via live audio webcast.  We believe that a virtual meeting will provide meaningful shareholder access and participation and also protect the health and safety of our shareholders, employees and other stakeholders.  During the virtual meeting, you may ask questions and will be able to vote your shares electronically.  Shareholders can access the Annual Meeting by visiting https://web.lumiagm.com/270154195.

The matters to be considered and voted upon are described in the 2020 Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter. It is important that your shares be represented and voted at the Annual Meeting. Kindly read the attached Proxy Statement and vote your shares over the Internet, by telephone or, if you received one, by signing and dating the paper copy of the proxy card and returning it promptly.

I look forward to your virtual participation at the Annual Meeting where we will review the business and operations of Urban Outfitters.

Sincerely,

Richard A. Hayne Chairman of the Board

DATE: March 31, 2020

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 2, 2020

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) will be conducted as follows:

Date:June 2, 2020

Time:10:30 a.m.

Means:

Virtual meeting only, via live audio webcast at https://web.lumiagm.com/270154195 (password: urban2020). During the virtual meeting, you may ask questions and will be able to vote your shares electronically. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card or obtained in the manner prescribed by your nominee.

You may also join the Annual Meeting by telephone using one of the dial-in numbers below.  Upon dialing into the Annual Meeting, you will be prompted to provide the below conference ID.

US/CANADA Participant Toll-Free Dial-In Number:(877) 470-1860

US/CANADA Participant International Dial-In Number:(918) 559-6037

Conference ID: 9615608

We encourage you to access the meeting prior to the start time to allow time for check in. Please note that there is no in-person annual meeting for you to attend.

Purpose:	1. To elect nine directors to serve a term expiring at the Annual Meeting of Shareholders in 2021.
2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2021.

3. To hold an advisory vote to approve executive compensation.
4. To transact such other business as may properly come before the Annual Meeting of Shareholders.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the nominees for director listed in Proposal 1 and “FOR” Proposals 2 and 3.

The Board of Directors of the Company has fixed April 3, 2020 as the record date for determining which shareholders are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or postponement thereof.

By Order of the Board of Directors,

Azeez Hayne
Secretary

DATE: March 31, 2020

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of Urban Outfitters, Inc. (the “Company”) is furnishing this proxy statement to solicit proxies from the Company’s shareholders for use at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Tuesday, June 2, 2020 at 10:30 a.m., and any adjournments or postponements thereof. This year, in light of the unprecedented impact of the Coronavirus (COVID-19), we will conduct our Annual Meeting in a virtual format, via live audio webcast at https://web.lumiagm.com/270154195.  The Company believes that a virtual meeting will provide meaningful shareholder access and participation and also protect the health and safety of our shareholders, employees and other stakeholders.  The Company is making its proxy statement (this “Proxy Statement”) and its annual report to shareholders available electronically via the Internet. On or before April 23, 2020, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our annual report and how to vote. Shareholders who receive the Notice will not receive a printed copy of the proxy materials in the mail, although a proxy card will be mailed separately to each shareholder that beneficially owns more than 1,000 of the Company’s common shares, par value $.0001 per share (the “Common Shares”). If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Only shareholders of record, as shown on the transfer books of the Company at the close of business on April 3, 2020 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. On March 17, 2020, there were 98,259,325 Common Shares outstanding. Shareholders of record on the Record Date may vote (i) by Internet by visiting the website specified in the Notice and on the proxy card, (ii) by telephone using the instructions provided in the Notice and on the proxy card, (iii) electronically at the Annual Meeting or (iv) by marking, executing and returning the proxy card, in accordance with the instructions thereon. Shareholders who hold their Common Shares in “street name” through a bank, broker or other holder of record (a “nominee”) must vote their Common Shares in the manner prescribed by their nominee.

Presence at the Annual Meeting, via webcast or by proxy, of the holders of a majority of the Common Shares entitled to vote is necessary to constitute a quorum, which is required for the Company to conduct business at the Annual Meeting. Each Common Share entitles the holder to one vote on each matter presented at the Annual Meeting. When voting is properly authorized over the Internet, by telephone or electronically at the Annual Meeting or proxy cards are properly dated, executed and returned, the Common Shares will be voted in accordance with the instructions of the shareholder.

Any shareholder giving a proxy has the power to revoke it prior to its exercise either by giving written notice to the Secretary of the Company, by voting electronically at the Annual Meeting, by executing a subsequent proxy card or by submitting a subsequent proxy over the Internet or by telephone. Shareholders who hold their Common Shares in “street name” must obtain a legal proxy from their nominee in order to vote at the Annual Meeting and must otherwise follow instructions provided by their nominee with respect to revocation of voting instructions. After obtaining a legal proxy from their nominee, shareholders who hold their Common Shares in “street name” may register to attend the Annual Meeting by submitting proof of their legal proxy reflecting the number of their shares along with their name and email address to American Stock Transfer & Trust Company, LLC (“AST”). Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730.  Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn:  Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 1, 2020.  Shareholders who hold their Common Shares in “street name” and register to attend the Annual Meeting will receive confirmation of registration by email after AST receives their registration materials.

The following table summarizes the vote threshold required for approval of each proposal and the effect on the outcome of the vote of abstentions and uninstructed shares held by nominees. When a shareholder who holds his or her Common Shares in “street name” does not provide voting instructions to his or her nominee, the nominee may not vote those shares on matters deemed non-routine (referred to as broker non-votes). Proposals 1 and 3 below are non-routine matters.

Signed but unmarked proxy cards will be voted “FOR” the election of each of the nominees for director listed in Proposal 1 and “FOR” Proposals 2 and 3 and in accordance with the judgment of the persons voting the proxies with respect to such other matters as may come before the Annual Meeting and any adjournments or postponements thereof.

Proposal Number	Item	Votes Required for Approval	Effect of Abstentions	Uninstructed Shares/Effect of Broker Non-votes

1	Election of directors	Affirmative vote of a majority of the votes cast (a “Majority Vote”) with respect to each nominee	No effect	Not voted/No effect

2	Ratification of the appointment of Deloitte & Touch LLP as the Company’s independent public accounting firm for Fiscal Year 2021	Majority Vote	No effect	Discretionary vote by nominee

3	Advisory, non-binding vote to approve executive compensation	Majority Vote	No effect	Not voted/No effect

PROPOSAL 1.    ELECTION OF DIRECTORS

The Company’s Amended and Restated By-laws the (“By-laws”) provide for the Board of Directors to be composed of as many directors as are designated from time to time by the Board of Directors. Currently, there are ten directors, nine of whom are standing for re-election. Each director elected shall serve for a term of one year and until a successor is elected and qualified.

Unless otherwise directed, the persons named on the proxy intend to vote all valid proxies received by them “FOR” the election of the listed nominees. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named on the proxy intend to vote “FOR” the election of any person as may be nominated by the Board of Directors in substitution. The Company has no reason to believe that any of the nominees named below will be unable or unwilling to serve as a director if elected.

A nominee for election as a director must receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of the votes cast “for” a nominee must exceed the number of votes cast “against” that nominee. Each shareholder is entitled to only one vote per share in the election of directors and each director nominee is voted upon separately. If an incumbent director who is a candidate for re-election is not elected, the director will be deemed to have tendered his or her resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors (the “Nominating Committee”) will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken, and the Board of Directors will be required to act on the Nominating Committee’s recommendation and disclose its decision and the rationale for the decision.

The nominees for re-election to the Board of Directors are Edward N. Antoian, Sukhinder Singh Cassidy, Harry S. Cherken, Jr., Scott Galloway, Margaret A. Hayne, Richard A. Hayne, Elizabeth Ann Lambert, Wesley S. McDonald and Todd R. Morgenfeld. After 35 years of service, for which the Company thanks him, Joel S. Lawson III has decided to retire from the Board of Directors and accordingly is not being nominated for re-election.  The Board of Directors has determined that seven of the nominees, Messrs. Edward N. Antoian, Harry S. Cherken, Jr., Scott Galloway, Wesley S. McDonald and Todd R. Morgenfeld, and Mmes. Elizabeth Ann Lambert and Sukhinder Singh Cassidy, as well as Mr. Joel S. Lawson III, who is not standing for re-election, are independent under the listing standards of the NASDAQ Global Select Market (“NASDAQ”). The Board of Directors believes that all of its directors possess personal and professional integrity, good judgment, a high level of ability and business acumen, and have performed exceptionally well in their respective time served as directors.

EDWARD N. ANTOIAN	Director Since 2011

Mr. Antoian, 64, is a partner of and Founder of Zeke Capital Advisors, a financial advisory firm. From 1997 until March 2019, Mr. Antoian was a partner and Senior Portfolio Manager at Chartwell Investment Partners.  Prior to that, Mr. Antoian worked at Delaware Management Co. as a Senior Portfolio Manager and at E.F. Hutton in Institutional Sales and as a certified public accountant for Price Waterhouse. Mr. Antoian holds an MBA in Finance and has financial and investment experience as a result of his experience as a CFA, CPA, financial advisor and portfolio manager. Mr. Antoian also serves as a director of three not-for-profit entities. As an independent director, Mr. Antoian brings his in-depth understanding of, and expertise in, finance and accounting to the Board of Directors.

SUKHINDER SINGH CASSIDY	Director Since 2017

Ms. Singh Cassidy, 50, is President of StubHub, the largest fan-to-fan tickets marketplace globally.  Ms. Singh Cassidy joined StubHub in May 2018 and helped lead the company’s $4.05 billion sale to Viagogo in February 2020.  Ms. Singh Cassidy is chairman of theBoardlist, a premium talent marketplace she founded in 2015 that is aimed at connecting highly endorsed women leaders with board opportunities in the technology industry. Prior to theBoardlist, Ms. Singh Cassidy served as chairman of Joyus, a video commerce platform that she founded in 2011. Ms. Singh Cassidy served as chief executive officer of Joyus from January 2011 until February 2017. She has previously held various executive and managerial positions at companies including Google, Amazon, Polyvore, Inc., Accel Partners, Yodlee.com, News Corporation, and Merrill Lynch & Co., Inc. Ms. Singh Cassidy currently serves on the board of Upstart, Inc., a technology company in financial services, which she joined in February 2020, and has served on the boards of Trip Advisor, Inc., LM Ericsson Telephone Company, J. Crew Group, Inc., J. Hilburn, Inc., StitchFix, Inc., and Polyvore, Inc. As a consumer Internet and media executive, Ms. Singh Cassidy’s in-depth knowledge of the online media and advertising sectors, as well as her extensive executive, strategic and operational experience, bring a plethora of talent and expertise to the Board of Directors.

HARRY S. CHERKEN, JR.	Director Since 1989

Mr. Cherken, 70, is senior counsel at the law firm of Faegre Drinker Biddle & Reath LLP in Philadelphia, Pennsylvania.  He was previously a partner of that firm from November 1984 to January 2020, is a former managing partner of that firm and also served as either Chair or Co-Chair of its Real Estate Group for 17 years. As a real estate lawyer for over 40 years representing public and private companies in the acquisition, construction, development, financing, leasing, management, consolidation and disposition of commercial real estate, he has extensive experience with various types of real estate transactions and retail leases, including negotiating real estate transactions and leases on behalf of the Company nearly from its inception. Mr. Cherken also holds a Masters in Liberal Arts degree and serves as a trustee of various not-for-profit entities and academic institutions.

SCOTT GALLOWAY	Director Since 2016

Mr. Galloway, 55, is a Clinical Professor of Marketing at NYU Stern School of Business, where he has taught since 2002. He currently teaches brand strategy and digital marketing. His teaching is rooted in years of experience as a marketing practitioner and entrepreneur. Mr. Galloway’s niche in the field is digital marketing, with his most influential contribution being the Digital IQ index, an assessment and ranking of luxury brands on the basis of mobile, social media and digital marketing. In 2010, he founded L2, a subscription business intelligence firm for luxury brands, and serves as chairman of its board. Mr. Galloway is also the founder of several other firms, including RedEnvelope Inc. and Prophet Brand Strategy, Inc. With respect to those firms, Mr. Galloway managed outside financing rounds, grew revenues and played an integral role in each entity’s ultimate sale. He also holds an MBA degree. Mr. Galloway’s years of experience as a marketing practitioner and entrepreneur lend valuable expertise to the Board of Directors.

MARGARET A. HAYNE	Director Since 2013

Ms. Hayne, 61, joined the Company in August 1982. She is an over 35-year veteran of the retail and wholesale industry and has served as Chief Executive Officer of Free People since August 2016 and as Chief Creative Officer of Urban Outfitters, Inc. since November 2013. Ms. Hayne previously served as President of Free People from March 2007 until August 2016. Richard A. Hayne, the Company’s current Chairman and Chief Executive Officer, is Ms. Hayne’s spouse. As an employee of the Company for over 35 years and a director since 2013, Ms. Hayne brings a wealth of both Company-specific and industry-wide knowledge and experience to the Board of Directors.

RICHARD A. HAYNE	Director Since 1976

Mr. Hayne, 72, co-founded Urban Outfitters in 1970. He has been Chairman of the Board of Directors since the Company’s incorporation in 1976 and, until February 2016, also served as the Company’s President. Mr. Hayne served as the Company’s principal executive officer until 2007 and again beginning in January 2012. Margaret A. Hayne, Chief Executive Officer of Free People and Chief Creative Officer of Urban Outfitters, Inc., is Mr. Hayne’s spouse. Mr. Hayne’s long tenure leading the Company as Chairman of the Board of Directors, his tenure as principal executive officer and his exceptional leadership skills make him uniquely qualified to serve as a director.

ELIZABETH ANN LAMBERT	Director Since 2014

Ms. Lambert, 56, is the founder and a partner of Bunkhouse Group, LLC, a hospitality management company. In 2006, Ms. Lambert formed Bunkhouse Group, LLC to oversee a growing portfolio of eclectic hotels and coffee shops. Bunkhouse currently operates the Hotel San José, the Hotel Saint Cecilia, three Jo’s Coffee shops, the Hotel Havana and El Cosmico, an 18-acre vintage trailer, tepee, tent hotel and event space. Prior to her experience as a hotelier, Ms. Lambert worked as a prosecutor in the New York County District Attorney’s office and the Austin, Texas Attorney General’s office. Currently, Ms. Lambert also serves on the Board of Directors of the National Council on Crime & Delinquency. Ms. Lambert’s experience growing a design-centric and customer-focused hospitality company from the ground up gives her a unique perspective and set of skills to contribute to the Board of Directors.

 WESLEY S. MCDONALD          Director Since 2019

Mr. McDonald, 57, serves on the Board of Directors of Wingstop Inc., which operates and franchises over 1,000 restaurants worldwide, a position he has held since 2016. Previously, he held the principal officer position of Chief Financial Officer of Kohl’s Corporation from 2015 to 2017, and prior thereto, he served as a Senior Executive Vice President, Chief Financial Officer of Kohl’s from 2010 to 2015 and Executive Vice President, Chief Financial Officer from 2003 to 2010. Before joining Kohl’s, Mr. McDonald served as Chief Financial Officer and Vice President of Abercrombie & Fitch Co. Earlier in his career, he held several positions of increasing responsibility at Target Corporation. Mr. McDonald’s experience as a chief financial officer and in other senior executive leadership roles working with publicly traded consumer products companies provides him with a distinctive set of qualifications and skills to serve as a director.

TODD R. MORGENFELD          Director Since 2019

Mr. Morgenfeld, 48, is the Chief Financial Officer of Pinterest, Inc., a position he has held since 2016. Before joining Pinterest, Mr. Morgenfeld served as Vice President of Finance at Twitter from 2015 to 2016 and Treasurer and Senior Vice President of Corporate Development and Corporate Financial Analytics for Hewlett-Packard Company from 2013 to 2015. Prior to his role at Hewlett-Packard, Mr. Morgenfeld served as an investment partner at Silver Lake Partners from 2004 to 2013. Mr. Morgenfeld graduated from the United States Military Academy, where he graduated first in his class, and also holds an MBA degree. Mr. Morgenfeld has served as a director of a not-for-profit entity and as chairman of the board and member of the audit committee of a public company. His significant finance and consumer internet experience provides valuable expertise to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE AT URBAN OUTFITTERS

Governance Summary & Highlights

We are committed to corporate governance practices that promote long-term value creation, transparency and accountability to our shareholders. The Company and the Board of Directors engage with shareholders in an effort to ensure that management and the Board are focused on, and responsive to, investor priorities and concerns.

After extensive shareholder engagement efforts and evaluation of best practices over the past several years, the Board of Directors has adopted numerous governance changes, including:

•	declassifying the Board of Directors,
•	adopting a majority voting standard for director candidates,
•	appointing a lead independent director,
•	adopting a proxy access bylaw, and
•	holding annual say-on-pay votes.

In addition, the Company has substantially increased the number of independent Directors on the Board of Directors and significantly diversified the Board of Directors on multiple dimensions. In recent years, the Board of Directors has added digital, marketing, multi-channel retail, and financial expertise to the Board of Directors. Consistent with its prior filings, the Company continues to believe that the Board of Directors will return to its previous size as the Company completes the transfer of institutional knowledge to newer Directors, and if all director nominees are elected at the Annual Meeting, female Directors will make up [33 1/3%]/[37.5%] of the Board of Directors. For the fourth consecutive year, female Directors make up more than 25% of the Board of Directors. The Company will continue to seek new skills sets for the Board of Directors and to enhance overall diversity in board recruitment efforts going forward.

The matrix below provides summary information regarding the candidates for and current Board of Directors in an easy to read format.

Board of Directors
	Edward N. Antoian	Sukhinder Singh Cassidy	Harry S. Cherken, Jr.	Scott Galloway	Margaret A. Hayne	Richard A. Hayne	Elizabeth Ann Lambert	Joel S. Lawson III	Wesley S. McDonald	Todd R. Morgenfeld
Standing for Re-Election	Yes	Yes	Yes	Yes	Yes	Yes	Yes	No	Yes	Yes
Chairman of the Board						X
Lead Independent Director	X
Committee Memberships
Audit	X							Chair	X	X
Compensation and Leadership Development							X		X	Chair
Nominating and Governance		Chair	X				X
Innovation		X		Chair	X
Demographic & Background
Independent Director (NASDAQ Criteria)	Yes	Yes	Yes	Yes	No	No	Yes	Yes	Yes	Yes
Tenure (years)	9	3	31	4	7	44	6	35	1	1
Age	64	50	70	55	61	72	56	72	57	48
Gender	Male	Female	Male	Male	Female	Male	Female	Male	Male	Male

 Board of Directors

Our business is managed under the direction of our Board of Directors in accordance with the Pennsylvania Business Corporation Law of 1988 and our By-laws. Members of the Board of Directors are kept informed of our business through discussions with the Chairman of the Board of Directors (the “Chairman”), the Chief Financial Officer and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board of Directors and its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without the participation of management or employee directors.

The foundation for our corporate governance is the Board of Directors’ policy that a majority of the members of the Board of Directors should be independent. We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the U.S. Securities and Exchange Commission (the “SEC”) and current NASDAQ Marketplace Rules regarding corporate governance policies and procedures. Our corporate governance documents comply with all applicable requirements.

In accordance with our By-laws, our Board of Directors has specified that the number of directors will be nine, effective as of the date of the Annual Meeting.  Currently, there are ten directors, eight of whom are non-employee directors. The Board of Directors has determined that none of the eight current non-employee directors have any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each meets the objective requirement of “independence” under the NASDAQ Marketplace Rules. Therefore, the Board of Directors has determined that each of these eight directors is an “independent” director under the standards currently set forth in the NASDAQ Marketplace Rules. Neither Richard A. Hayne nor Margaret A. Hayne is independent. See also “—Audit Committee” below.

The Board of Directors currently combines the role of Chairman and the role of Chief Executive Officer. Richard A. Hayne currently serves in both of these positions. The Board of Directors believes this is the most efficient and effective leadership structure for the Company at this time. Mr. Hayne is the co-founder of the Company and has been its Chairman since the Company’s incorporation in 1976, and as such, the Board of Directors believes that he is uniquely qualified through his experience and expertise to set the agenda for, and lead discussions of, strategic issues for the Company at the board level. Mr. Hayne has been instrumental in the Company’s historical success and is in large part responsible for the Company’s substantial growth since its inception.

The Board of Directors believes that the Company’s corporate governance structure provides the appropriate balance between the need for consistent strategic direction and the need for objectivity and independence of the non-management directors and includes several effective oversight mechanisms, including: (i) the Board of Directors is comprised of a majority of independent directors; (ii) following most meetings of the Board of Directors, the independent directors meet in executive session without the Chairman present to review, among other things, his performance as Chief Executive Officer; and (iii) various committees of the Board of Directors composed of only independent directors perform oversight functions independent of management, such as overseeing the integrity of the Company’s financial statements, senior executive compensation (including the compensation of the Chief Executive Officer) and the selection and evaluation of directors. Accordingly, the Board of Directors believes that requiring that the Chairman be a non-management director would weaken the Company’s leadership structure without providing any added benefit beyond that already achieved by its existing governance structure. The Board of Directors retains authority to modify this structure as it deems appropriate.

In order to enhance the Board of Directors’ active and objective oversight of our management, the Board of Directors annually elects one of its independent directors to serve in a lead capacity (the “Lead Director”). Edward N. Antoian has been elected by the Board of Directors to serve as the Lead Director since 2018. The duties of the Lead Director are to (i) preside at all meetings of the Board of Directors at which the Chairman is not present, including any executive sessions of the independent directors, (ii) call meetings of the independent directors, (iii) serve as the principal liaison between the Chairman and the independent directors, (iv) approve the frequency of meetings of the Board of Directors and meeting agendas and schedules, (v) be available, when appropriate and when the Chairman is not available, for consultation and direct communication with shareholders of the Company, and (vi) review the Lead Director Charter on an annual basis and recommend to the Board of Directors for approval any modifications or changes. A copy of the charter for the Lead Director is available on the Company’s corporate website, www.urbn.com.

During Fiscal 2020, the Board of Directors held four meetings. Each member of the Board of Directors attended at least 75% of the total number of meetings of the Board of Directors and all committees on which he or she sits. Mr. McDonald and Mr. Morgenfeld were elected to the Board of Directors at the 2019 Annual Meeting of Shareholders and attended at least 75% of the total number of meetings of the Board of Directors and the committees on which they sit held after such date. All references in this Proxy Statement to our fiscal years refer to the fiscal years ended on January 31 in those years. For example, “Fiscal 2020” refers to the Company’s fiscal year ended January 31, 2020.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation and Leadership Development Committee (“Compensation Committee”), a Nominating and Governance Committee and an Innovation Committee. The charters of these committees have been approved by our Board of Directors and are available on the Company’s corporate website at www.urbn.com.

Audit Committee

The Audit Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Audit Committee with any recommended changes approved by the Board of Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to: (1) appoint (and terminate), compensate and oversee the work of the independent accountants, including the audit plan, scope and procedures; (2) pre-approve, in accordance with its pre-approval policies, all audit services and permissible non-audit services provided by the independent accountants to the Company; (3) confirm and assure the independence of the independent accountants by reviewing and discussing the formal written statement and other periodic written reports received from the independent accountants regarding their objectivity and independence, including statements concerning other relationships and services that may affect their independence; (4) set clear hiring policies for employees and former employees of the independent accountants; (5) consider and review with management, the independent accountants and management of the Company’s internal audit department the adequacy and effectiveness of the Company’s internal controls, including processes for identifying significant risks or exposures (as further discussed in “—Risk Management” below) and elicit recommendations for the improvement of such internal control procedures where desirable; (6) review with the independent accountants and management (i) the Company’s financial reporting (including financial statements and related footnotes), (ii) any significant changes required in the independent accountants’ audit plan, (iii) any material difficulties or disputes with management encountered during the course of the audit, (iv) other matters related to the conduct of the audit, (v) any material written communications provided by the independent accountants to management and the Company’s response to those communications and (vi) any legal and regulatory matters that may have a material impact on the financial statements; (7) review the appointment, replacement, reassignment or dismissal of management of the Company’s internal audit function; (8) review and approve all related-party transactions; (9) establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding these issues; (10) report committee actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate; (11) prepare the audit committee report required to be filed with the SEC; (12) investigate any matter brought to its attention within the scope of the Audit Committee’s duties, with the power to retain and determine the appropriate compensation for independent legal, accounting, financial and other advisors as the Audit Committee may deem necessary or appropriate to carry out its duties, at the expense of the Company; and (13) enforce the Company’s Code of Conduct and Ethics (the “Code of Conduct”). The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors has determined that each member of the Audit Committee is independent under the independence standards discussed above, and that each member meets the additional independence standards applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that each of the current directors serving on the Audit Committee, Joel S. Lawson III, Edward N. Antoian, Wesley S. McDonald and Todd R. Morgenfeld, qualifies as an “audit committee financial expert” in accordance with the definition set forth in Item 407(d)(5)(ii) of Regulation S-K, as adopted by the SEC. In Fiscal 2020, the Audit Committee met nine times.  As previously mentioned, Mr. Lawson is not standing for re-election at the Annual Meeting. The Company anticipates that Mr. McDonald will replace Mr. Lawson as Chair of the Audit Committee as of the Annual Meeting.

Compensation Committee

The Compensation Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Compensation Committee with any recommended changes approved by the Board of Directors. The Compensation Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs including our stock incentive plans. The Compensation Committee: (1) annually reviews and determines the compensation of the Chief Executive Officer and all other executive officers, including the use of cash incentives and deferred compensation plans; (2) determines the Company’s policy with respect to the application of Section 162(m) of the Internal Revenue of 1986, as amended (the “Code”); (3) approves compensation programs and grants involving the use of the Common Shares and other equity securities; (4) appoints (based on the consideration of certain factors set forth in the Compensation Committee charter), compensates and oversees the work of the compensation consultant retained by the committee; (5) prepares an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations; and (6) reviews and discusses with management plans and programs to support the selection, development and retention of future leadership for the Company. The Board of Directors has determined that each member of the Compensation Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules. For a discussion of the role of executive officers and compensation consultants in determining executive and director compensation, see “Compensation of Executive Officers—Compensation Discussion and Analysis—Design of Compensation Program” and “—Operation and Process—Role of Executive Officers in Establishing Compensation.” In Fiscal 2020, the Compensation Committee met four times.

Nominating Committee

The Nominating Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Nominating Committee with any recommended changes approved by the Board of Directors. The Nominating Committee, in consultation with our Chairman: (1) recommends to the Board of Directors for its selection (i) potential nominees for director to stand for election at the Company’s annual meeting of shareholders, including without limitation, those proposed by shareholders and (ii) individuals to be considered by the Board of Directors to fill vacancies; (2) establishes criteria for selecting new directors; (3) conducts, or causes to be conducted, background and qualifications checks of new director candidates; and (4) evaluates directors before nomination for re-election. The Nominating Committee also periodically reviews the Company’s corporate governance policies and practices and recommends to the Board of Directors any appropriate modifications. The Board of Directors has determined that each member of the Nominating Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules. In Fiscal 2020, the Nominating Committee met four times.

Innovation Committee

The Innovation Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Innovation Committee with any recommended changes approved by the Board of Directors. The Innovation Committee assists the Board of Directors in its oversight on matters of innovation and disruptive technologies (e.g., technologies that create new markets and disrupt existing markets). The Innovation Committee: (1) reviews and discusses the Company’s strategic approach to disruptive technologies and commercial innovation, including objectives, strategic initiatives and investments; (2) reviews and discusses disruptive technology issues and trends, and the impact those trends might have on the Company; and (3) reviews how the Company measures and determines whether or not its disruptive technologies and innovation strategy are succeeding, including its execution and customer acceptance. In Fiscal 2020, the Innovation Committee met one time.

Our Board of Directors resolved to eliminate the Innovation Committee effective as of the date of the Annual Meeting.  After that time, the functions previously performed by the Innovation Committee will be performed by the full Board of Directors.

Director Nominations

The Nominating Committee recommends director nominees to the Board of Directors. The Nominating Committee seeks individuals with diverse experience from traditional corporate environments as well as from other sources who are qualified to be directors based on the Nominating Committee’s judgment of the potential candidate’s experience, skills and knowledge of business and management practices. If needed, the Nominating Committee will use a third-party search firm to assist in finding director candidates.

The Nominating Committee considers the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board of Directors, although it does not have a formal policy. The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, qualities and skills, resulting in naturally varying perspectives among the directors and individual skills that complement the full Board of Directors. The Nominating Committee strives to broaden the knowledge and viewpoints of the members of the Board of Directors. Therefore, the Board of Directors, as a unit, possesses the appropriate skills and experience to oversee the Company’s business.

The nominees for election to the Board of Directors consist of individuals with several different areas of expertise, including physical and digital retail, creative and design, digital marketing, brand strategy, social media, finance and accounting, hospitality and law.

The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors and will evaluate such qualified persons in the same manner as other identified candidates, when submitted prior to the applicable shareholder proposal date referred to in the “Proposals for 2021 Annual Meeting” section of this Proxy Statement, provided such recommendations comply with the applicable procedures in the Company’s By-laws, which are summarized in that section. Shareholders may submit director recommendations in writing to the Nominating Committee at Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112-1495. Such recommendations must also include: (i) sufficient biographical information about the proposed nominee to permit the Nominating Committee to evaluate his or her qualifications and experience and (ii) the nominee’s consent to being named in the proxy statement and to serving as a director if elected.

Risk Management

The Board of Directors is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee, but the full Board of Directors has retained responsibility for general oversight of risks. The Audit Committee, pursuant to its charter, considers and reviews with management, the Company’s internal audit department and the independent registered public accounting firm the adequacy of the Company’s internal controls, including the processes for identifying significant risks or exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board of Directors is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities, regularly reviewing and analyzing the Company’s investment portfolio and accompanying risk levels and reviewing and analyzing inventory risk each quarter as part of the review of quarterly financial statements. Members of the Company’s senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto and to report all other matters directly to the Board of Directors as a whole. Members of the Company’s senior management have an open line of communication to the Board of Directors and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention typically arise.

In addition to the Audit Committee, the Compensation Committee considers the risks that may be implicated with executive compensation, as discussed in “Compensation of Executive Officers—Compensation Discussion and Analysis—Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives—Setting Performance Criteria and Targets.”

Communications with Directors

Shareholders may communicate with members of the Company’s Board of Directors by writing, as applicable, to the full Board of Directors, a particular committee or a specific director at Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112-1495. The Company’s telephone number is (215) 454-5500 and its fax number is (215) 454-4660.

Annual Meeting

Pursuant to Company policy, the directors are expected to attend the Company’s annual meetings of shareholders. All of the Company’s current directors attended last year’s annual meeting of shareholders.

Code of Conduct and Ethics

The Company has had a written code of conduct for a number of years. The Code of Conduct applies to the Company’s directors and employees, including its Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code of Conduct includes guidelines relating to compliance with laws, including anti-bribery and illegal payment laws, the ethical handling of actual or potential conflicts of interest, the use of corporate opportunities, the protection and use of the Company’s confidential information, the acceptance of gifts and business courtesies, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code of Conduct. The Code of Conduct is available on the Company’s corporate website at www.urbn.com. The Company intends to post any amendments to the Code of Conduct and also to disclose any waivers (to the extent applicable to the Company’s executive officers and directors) on its website.

PROPOSAL 2.    RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
FISCAL YEAR 2021

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting for Fiscal 2021 and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Board of Directors proposes and recommends that shareholders ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Fiscal 2021.

More information concerning the relationship of the Company with its independent registered public accounting firm appears above under the heading “Corporate Governance at Urban Outfitters—Audit Committee” and below under the headings “Relationships with Auditors” and “Audit Committee Report.”

If the shareholders do not ratify the appointment, the Audit Committee will take such vote into account in considering the retention of Deloitte & Touche LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

PROPOSAL 3.    Shareholder advisory vote on executive
compensation

Pursuant to Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers, as set forth in this Proxy Statement. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. Based on an advisory vote at our 2017 Annual Meeting of Shareholders, it is our current policy to hold an advisory vote on the compensation of our named executive officers every year.

At the Company’s 2019 Annual Meeting of Shareholders, our shareholders overwhelmingly approved, with approximately 98% of the votes cast, the compensation of our named executive officers. The Company welcomes our shareholders’ views on this subject, and our Board of Directors and Compensation Committee will carefully consider the outcome of this vote consistent with the best interests of all shareholders. As an advisory vote, however, the outcome is not binding on the Company, the Board of Directors or the Compensation Committee.

As described in detail under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis,” the Company’s executive compensation program is designed to attract, retain, and motivate executive and key employee talent in support of its primary objective of building compelling brands that connect with the customer on an emotional level. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the Fiscal 2020 compensation of our named executive officers. Specifically, we are seeking a vote on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION ABOVE TO APPROVE EXECUTIVE COMPENSATION.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Annual Meeting, other than those set forth herein and in the attached notice and customary procedural matters. If any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the SEC, in accordance with the judgment of the persons voting such proxies.

COMPENSATION OF DIRECTORS

FISCAL 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward N. Antoian	100,000	—	173,400(1)(2)(3)	—	—	—	273,400
Sukhinder Singh Cassidy	100,000	—	173,400(1)(3)(4)	—	—	—	273,400
Harry S. Cherken, Jr.	100,000	—	173,400(1)(2)(3)	—	—	—	273,400
Scott Galloway	100,000	—	173,400(1)(2)(3)	—	—	—	273,400
Robert L. Hanson	50,000	—	—	—	—	—	50,000
Margaret A. Hayne	—	—	—	—	—	623,846(4)	623,846
Elizabeth Ann Lambert	100,000	—	173,400(1)(2)(3)	—	—	—	273,400
Joel S. Lawson III	100,000	—	173,400(1)(2)(3)	—	—	—	273,400
Wesley S. McDonald	100,000	—	173,400(1)(2)(3)	—	—	—	273,400
Todd R. Morgenfeld	100,000	—	173,400(1)(2)(3)	—	—	—	273,400

[1]

The grant date fair value of the options granted on June 4, 2019 was $8.67 per share and was calculated using a Black-Scholes model. The aggregate grant date fair value (“Aggregate Fair Value”) of these options was $173,400 (20,000 shares x $8.67 per share) for each optionee.

[2]

Fiscal 2020 option expense for each optionee was $114,492 relating to the June 4, 2019 grant and $117,260 relating to a grant made on June 5, 2018. The options granted on June 5, 2018 had a grant date fair value of $17.12 per share, which was also calculated using a Black-Scholes model during Fiscal 2019.

[3]

As of January 31, 2020, the total number of outstanding stock options held by our current non-employee directors was as follows: Mr. Antoian, 140,000; Ms. Singh Cassidy, 60,000; Mr. Cherken, 140,000; Mr. Galloway, 80,000; Ms. Lambert, 100,000; Mr. Lawson, 90,000; Mr. McDonald, 20,000; and Mr. Morgenfeld, 20,000. This includes, for each current non-employee director, the 20,000 unvested options granted on June 4, 2019.  As of January 31, 2020, the total number of outstanding stock options held by Mr. Hanson, one of the Company’s former non-employee directors, was 20,000.

[4]

This amount includes (i) Ms. Hayne’s compensation for her services as Chief Creative Officer, URBN and Chief Executive Officer, Free People of $614,923, (ii) matching cash contributions of $8,511 made by the company for Ms. Hayne in Fiscal 2020 under the Urban Outfitters 401(k) Savings Plan and (iii) life insurance premiums in the amount of $412 paid by the Company for Ms. Hayne.

For a discussion of the assumptions utilized in the fair value models in Fiscal 2020 and Fiscal 2019, please see note 12 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2020, which is included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2020.

Each non-employee director is paid two cash installments consisting of (i) a $50,000 payment in August, following the Company’s annual meeting of shareholders and (ii) a $50,000 payment upon completion of the fiscal year.

During Fiscal 2020, the Company granted, on a discretionary basis, each non-employee director serving on June 4, 2019 the option to purchase 20,000 Common Shares under the 2017 Plan (as defined below). The exercise price of the non-qualified stock options granted under the 2017 Plan was $23.74.

All directors and their immediate family members are eligible to receive discounts on our merchandise through use of discount cards issued to them and in accordance with our employee merchandise discount policy.

The Board of Directors believes it is good corporate practice to periodically review and re-evaluate the total compensation paid to the Company’s non-employee directors for their service on the Board of Directors, including the cash and equity components of that compensation. In light of the unprecedented impact of the Coronavirus (COVID-19), the Board of Directors approved a furlough of a substantial number of store, wholesale and home office employees for 60 days beginning April 1, 2020.  In connection with the furlough, the Board of Directors also approved a 50% reduction in the cash component of director compensation for Fiscal 2021.  As a result, each member of the Board of Directors will forgo the remaining $50,000 cash installment typically paid in August following the Company’s annual meeting of shareholders.  Further, at a recent meeting, the Compensation Committee undertook a benchmarking of non-employee director compensation and will use the information obtained from such benchmarking to evaluate whether any future adjustments to director compensation are appropriate.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Company Objectives

The Company’s compensation program is designed to attract, retain and motivate executive and key employee talent in support of its primary objective of building compelling brands that connect with the customer on an emotional level. The Company believes that delivering value to the customer by excelling at “experiential retailing” is the foundation for the long-term maximization of shareholder value.

Design of Compensation Program

General

In furtherance of our primary objective, our compensation program is designed to motivate executives to maximize shareholder value and grow our brands, both in the short-term and the long-term, by rewarding executives for doing so. Our compensation program seeks to establish balanced performance metrics that promote disciplined progress towards longer-term goals and that correlate to the revenue and profit objectives of, and appropriate risk to, the Company. The majority of our executive officers’ total compensation is comprised of a combination of performance-based compensation and equity-based awards, which derive their benefit from increases in shareholder value. This furthers our core compensation principle of providing pay for both individual and Company-wide performance. These long-standing compensation policies were designed and approved by management, the Compensation Committee and/or the Board of Directors, as appropriate. In addition, at the 2019 Annual Meeting of Shareholders, our shareholders overwhelmingly approved our executive compensation program. We have identified the first step in attaining these objectives as having superior executives in place, and as such, our compensation program’s initial purpose is to attract and retain exceptional executive leadership. This requires our compensation to be competitive in the marketplace. The other step in attaining our objectives is to reward these executives through annual performance-based compensation based on the achievement of specific operating goals that have been determined by the Compensation Committee based on recommendations by our Chairman and Chief Executive Officer. Moreover, through equity-based compensation, we attempt to align the compensation of our executives with the interests of the shareholders and motivate our executives to achieve the Company’s longer-term goals.

Long-Term Versus Currently Paid Out Compensation

Current compensation paid to executive officers includes base salaries, which are paid periodically throughout the fiscal year, and performance bonuses, which are awarded at the end of the fiscal year. The Company’s long-term compensation has been comprised of stock options, stock appreciation rights, performance stock units and restricted stock units. The Company has long believed that the characteristics of equity-based compensation, particularly the extended vesting periods, leverage and the deferral of taxation until exercise or vesting, are closely aligned with maximizing shareholder value, supporting its long-term growth strategies and aligning compensation with risk outcomes. The Company believes that equity-based compensation awards made in Fiscal 2018, Fiscal 2019 and Fiscal 2020 share these characteristics and offer the potential for meaningful compensation for superior performance measured over an extended period of time.

Beginning February 1, 2013, the Company allowed certain employees, including the Company’s named executive officers, an opportunity to participate in the Urban Outfitters Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is discussed more fully below in “Equity-Based Incentives—Nonqualified Deferred Compensation Plan.” As a matter of practice and philosophy, the Company has significantly limited the scope and value of perquisites provided to executive officers.

The Company’s compensation structure attempts to balance the ongoing cash requirements of the named executive officers for current income with the Company’s desire to create long-term incentives that are directly tied to growth in shareholder value. There is no pre-determined allocation between current and long-term compensation; the Compensation Committee maintains flexibility in this regard. Historically, however, equity compensation has provided the majority of income that named executive officers have derived from their employment with the Company. In recognition of this, the Compensation Committee takes the performance of the Common Shares (and therefore the perceived value of them to the executive) into consideration when making compensation decisions for each executive. Different positions may yield a different balance between cash and equity compensation in light of what the Compensation Committee decides will best further the Company’s objectives. For example, in Fiscal 2020, the bonus potential for brand leaders may equal or exceed their base salary. This reflects the Company’s emphasis on the specific brand-related performance goals tied to the bonus for these particular executives. The Chief Financial Officer’s maximum bonus potential in Fiscal 2020 was 100% of his base salary. The Chief Financial Officer’s bonus plan consists of financial metrics related to the revenue and profitability of the Anthropologie, Free People, and Urban Outfitters brands, representing 50% of his maximum potential bonus. The different elements of compensation are discussed more fully below in “Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives.”

In the beginning of Fiscal 2009, citing his ownership of a substantial number of Common Shares and his confidence in the Company’s future performance, our Chairman and Chief Executive Officer, Richard A. Hayne, requested that his base salary be set at $1.00 per year, and the Compensation Committee continues to honor his request. Mr. Hayne remained eligible to receive a performance bonus in Fiscal 2020, which was tied to revenue and profitability metrics. The performance criteria were based on two incremental levels (i.e. “Plan” level and “Goal” level). The Anthropologie, Free People and Urban Outfitters Brands did not meet “Plan” or “Goal” levels for revenue or profitability. Therefore, Mr. Hayne did not receive a bonus in Fiscal 2020 (against a maximum potential of $1,000,000).     The Compensation Committee chose to focus on brand financial performance instead of Company-wide performance in order to create appropriate incentives for Fiscal 2020. The Compensation Committee provided “Plan” and “Goal” levels as the most appropriate measurements in Fiscal 2020.

Operation and Process

Compensation Committee

The Company’s Compensation Committee, acting pursuant to its charter, sets the amount of each element of compensation for each named executive officer, as described herein and under “Corporate Governance at Urban Outfitters—Compensation Committee.” The Compensation Committee generally holds meetings at least four times a year, and compensation amounts for executive officers for the new fiscal year are generally set in the Company’s first fiscal quarter. In Fiscal 2020, there were four meetings of the Compensation Committee.

The Compensation Committee is currently comprised of three members, Todd R. Morgenfeld (who is the Compensation Committee’s chairman), Elizabeth Ann Lambert and Wesley S. McDonald, all of whom are “independent” directors, as defined by the NASDAQ Marketplace Rules. Ms. Singh Cassidy and Robert L. Hanson, one of the Company’s former directors, previously served on the Compensation Committee during Fiscal 2020 and also qualified as “independent” as defined by the NASDAQ Marketplace Rules. The Compensation Committee charter is available on the Company’s corporate website at www.urbn.com. The charter is reviewed by the Compensation Committee on an annual basis and revised as warranted.

Compensation Committee Consultant

Korn Ferry Hay Group (“Korn Ferry”) has served as a compensation consultant to the Compensation Committee since February 2018, providing advice on executive compensation matters. The Compensation Committee and the Board of Directors have discretion to appoint and terminate the consultant, as described in the Compensation Committee’s charter. The Compensation Committee determines the scope of the consultant’s review. While the compensation consultant does not typically make specific recommendations on the amount or form of compensation for any individual executive, the guidance and recommendations of the consultant regarding compensation generally have informed the Compensation Committee’s decisions regarding overall compensation structures. Korn Ferry sends its invoices for the compensation consultant’s services directly to the Compensation Committee, which reviews the invoices and then forwards them to the Company for payment.  During Fiscal 2020, the Company paid $38,000 to Korn Ferry for services rendered.

Role of Executive Officers in Establishing Compensation

The Compensation Committee is solely responsible for compensation determinations and compensation policies applicable to executive officers, as well as other matters provided in the Compensation Committee charter. Neither the Company’s Chief Executive Officer nor any other executive officer makes any such determinations or sets any such policies. The Compensation Committee does consult with the Chief Executive Officer in determining compensation levels for each other named executive officer, and the Compensation Committee takes his assessment of the performance of such named executive officers into consideration when weighing the factors and setting compensation. The Chief Executive Officer, Chief Financial Officer and Chief Operating Officer may attend portions of certain meetings of the Compensation Committee as needed.

Neither the Chief Executive Officer nor any other officer has the authority to call Compensation Committee meetings or set meeting agendas themselves, nor do they meet with the compensation consultant on an individual basis without the consent of the Compensation Committee or its chairman.

The Chief Executive Officer has the primary role in making recommendations to the Compensation Committee regarding the assessment and design of programs, plans and awards. He is assisted by the Chief Operating Officer and Chief Financial Officer, who provide him with information and input on these items.

Elements of Compensation

The Company’s compensation program is comprised of three main elements: (1) base salary, (2) performance bonus and (3) equity-based incentives, including stock appreciation rights, performance stock units, restricted stock units and stock options.

The Board of Directors has evaluated the Company’s overall compensation policies and practices for its employees to determine whether such policies and practices create incentives that can affect the Company’s risk and management of that risk and has further assessed whether any risks arising from these policies and practices are reasonably likely to have a material adverse effect on the Company. In connection with the evaluation, the Board of Directors considered, among other factors, the distribution of risk among the Company’s brands and segments, the overall mixture of compensation elements used to incentivize employees and the Company’s use of balanced performance metrics that promote disciplined progress towards longer-term goals. Based on its evaluation, the Board of Directors has concluded that the risks arising from the Company’s overall compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Selection of Elements

The Compensation Committee has chosen to utilize base salary, performance bonus and equity-based incentives because it believes such a compensation package, taken as a whole, is both competitive in the marketplace and directly reflects the Company’s primary objective of maximizing shareholder value and growing its brands. The rationale for the selection of each particular element is discussed in detail below.

Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives

The Compensation Committee reviews the amounts payable to each executive under each individual element of compensation, as well as the aggregate amount of compensation to such executive, in making compensation decisions.

Base Salaries

Base salary is determined by position, experience and competitive market factors for comparable talent. Inasmuch as the main objective of the compensation plan is maximizing shareholder value, the Company generally seeks to set base salaries at or near prevailing market rates for comparable levels of responsibility in specialty retail so as to reduce the levels of committed compensation expense on the Company’s financial statements as well as the cash cost to the Company. The Company believes that it needs to offer competitive base salaries in order to retain and attract superior personnel, which is a key step in achieving its primary objectives.

Performance Bonuses

The Company’s executive officers are eligible to receive cash incentive bonuses based on the achievement of specific performance targets established in advance under the Urban Outfitters Executive Incentive Plan (as amended, the “Incentive Plan”). In determining performance objectives, the Compensation Committee sets forth specific targets that are consistent with its primary objectives. We believe that this presents the executive with clear objectives that, if achieved, will maximize shareholder value and further the growth of our brands while providing commensurate rewards to the executive.

Eligibility

The Compensation Committee determines executive officer eligibility for performance bonuses during the Company’s first fiscal quarter based on the Company’s financial budgets and operating plans and the roles that the executives have in achieving those objectives.

Setting Performance Criteria and Targets

Each year, the Compensation Committee sets the performance criteria for each participant during the Company’s first fiscal quarter in light of the Company’s growth strategy, major initiatives and current and projected operations and objectives. The criteria may be based on the performance of the participant, a division, the Company as a whole or a subsidiary of the Company, at the Compensation Committee’s discretion. Performance criteria may include, depending on the particular participant: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price of Common Shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The Compensation Committee determines performance criteria that are appropriate for each participant. The Compensation Committee may also take into account the opinion of the named executive officer as to which criteria he or she feels is the best indicator of his or her performance. After a reasonable evaluation, the Compensation Committee concluded that while the criteria or targets for Fiscal 2020 reward prudent risk-taking in support of the Company’s objectives, they do not encourage or promote inappropriate risk-taking by the participants.

Typically, the primary criteria for the performance bonus plans for executives with merchant responsibilities, such as the Global Chief Executive Officer, Urban Outfitters Group, would be revenue and operating profits for their specific brands. For executive officers who do not have merchant responsibilities, such as the Chief Financial Officer, the criteria generally include one or more brand or Company revenue and operating profits goals and may include specific targets related to their functional areas or other goals determined by the Compensation Committee. The Compensation Committee chose to focus on brand financial performance instead of Company-wide performance in order to create appropriate incentives for Fiscal 2020. The Compensation Committee provided “Plan” and “Goal” levels as the most appropriate measurements in Fiscal 2020.

Each performance criterion is then assigned a performance target. For example, for a criterion of “number of new stores opened,” the target would be the Company’s goal for a specified number of stores opened, consistent with the operating budget and with the brand growth strategies. The Compensation Committee takes historical revenue and operating profit performance and the current business environment into account in the development of the performance targets upon which performance bonuses are based. For a criterion of “revenue” and “operating profit,” the performance target for Fiscal 2020 was based on the Company’s achieving or exceeding two levels of revenue and operating profit, defined as “Plan” and “Goal” for the fiscal year. The thresholds for the functional area objectives take into consideration the operating budget and the goal of leveraging selling, general and administrative expenses as top line revenue grows, and those for functional area performance ratings are driven by the brand leaders’ or the Chief Executive Officer’s assessments of the functional areas.

Finally, the Compensation Committee establishes a schedule or matrix for each participant showing the maximum performance bonus (expressed as a percentage of base salary) payable for the achievement of the specified performance target. The specific amounts for each performance target are determined by assessing the profit contribution attained by meeting various targets and measuring the compensation outcomes achieved by meeting those targets while taking into account total compensation from base salary, bonus and equity compensation. The performance targets and the percentage of performance bonus subject to each performance objective for the Company’s named executive officers in Fiscal 2020 are described below in “—Measuring Achievement: Payment of Bonuses.”

Role of Executive Officers in Determining Performance Factors

With respect to the performance bonus factors of all named executive officers, the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer make recommendations to the Compensation Committee, which it considers when setting the performance bonus plans.

Measuring Achievement: Payment of Bonuses

At the end of the fiscal year, the Compensation Committee determines the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained is applied to the schedule to determine the individual’s adjusted performance bonus percentage, which is then multiplied by the individual’s award. The Compensation Committee has the discretion to award that amount or adjust the award payable if it believes such action would be in the best interest of the Company. While these awards were designed to be deductible under the performance-based compensation exception under Section 162(m) of the Code, the 2017 Tax Cuts and Jobs Act (the “TCJA”) eliminated the performance-based compensation exception such that all compensation over one million dollars paid to “covered employees” would be nondeductible. The TCJA also modified the definition of “covered employees.” Previously, “covered employees” included the chief executive officer of a corporation as of the close of the taxable year, or the three highest compensated officers for the taxable year (other than the chief executive officer and the chief financial officer). This term was modified under the TCJA to include any employee who was the chief executive officer or the chief financial officer or one of the three highest compensated officers (“Covered Employee”). In addition, an individual will generally be considered a Covered Employee if he or she was a “covered employee” under Section 162(m) (as in effect before the enactment of the TCJA) during any taxable year beginning after 2016.

Set forth in the tables below are the performance targets and the percentage of performance bonus subject to each performance objective for Fiscal 2020 for (i) the Chairman and Chief Executive Officer, (ii) the Chief Financial Officer, (iii) the Global Chief Executive Officer, Urban Outfitters Group, (iv) the Chief Operating Officer and (v) the General Counsel.

For Fiscal 2020, either a portion or all of each executive officer’s bonus (including those for named executive officers) was tied to one or two incremental levels of Brand revenue and operating profit measures: “Plan” and “Goal.” The Urban Outfitters Brand did not meet its “Plan” for revenue of $1.63 billion, its “Goal” for revenue of $1.64 billion, its “Plan” for operating profit of $141.3 million or its “Goal” for operating profit of $144.8 million. Actual Urban Outfitters Brand revenue was $1.49 billion and operating profit was $76.8 million. As a result, bonuses tied to the Urban Outfitters Brand performance criteria were not paid.

The Anthropologie Brand did not meet its “Plan” for revenue of $1.70 billion, its “Goal” for revenue of $1.71 billion, its “Plan” for operating profit of $180.8 million or its “Goal” for operating profit of $185.3 million. Actual Anthropologie Brand revenue was $1.63 billion and operating profit was $134.2 million. As a result, bonuses tied to the Anthropologie Brand performance criteria were not paid.

The Free People Brand did not meet its “Plan” for revenue of $847.1 million, its “Goal” for revenue of $855.5 million, its “Plan” for operating profit of $133.3 million or its “Goal” for operating profit of $136.6 million. Actual Free People Brand revenue was $811.8 million and operating profit was $113.0 million. As a result, bonuses tied to the Free People Brand performance criteria were not paid.

Richard A. Hayne – Chairman and Chief Executive Officer

Bonus Criteria	Percent of Total Bonus Potential
Urban Outfitters Brand achieves Revenue “Plan”	10.00%
Urban Outfitters Brand meets or exceeds Revenue “Goal”	6.67%
Urban Outfitters Brand achieves Operating Profit “Plan”	10.00%
Urban Outfitters Brand meets or exceeds Operating Profit “Goal”	6.67%
Anthropologie Brand achieves Revenue “Plan”	10.00%
Anthropologie Brand meets or exceeds Revenue “Goal”	6.67%
Anthropologie Brand achieves Operating Profit “Plan”	10.00%
Anthropologie Brand meets or exceeds Operating Profit “Goal”	6.67%
Free People Brand achieves Revenue “Plan”	10.00%
Free People Brand meets or exceeds Revenue “Goal”	6.67%
Free People Brand achieves Operating Profit “Plan”	10.00%
Free People Brand meets or exceeds Operating Profit “Goal”	6.67%
100%

Francis J. Conforti – Chief Financial Officer

Bonus Criteria	Percent of Total Bonus Potential
Urban Outfitters Brand achieves Revenue “Plan”	8.33%
Urban Outfitters Brand achieves Operating Profit “Plan”	8.33%
Anthropologie Brand achieves Revenue “Plan”	8.33%
Anthropologie Brand achieves Operating Profit “Plan”	8.33%
Free People Brand achieves Revenue “Plan”	8.33%
Free People Brand achieves Operating Profit “Plan”	8.33%
Achievement of Individual Initiatives(1)	50.00%
100%

(1)

In Fiscal 2020, four of the five individual initiatives were achieved, specifically: three relating to economic value added and one relating to expense control. One initiative relating to asset turnover was partially met.

Trish Donnelly – Global Chief Executive Officer, Urban Outfitters Group

Bonus Criteria	Percent of Total Bonus Potential
Urban Outfitters Brand achieves Revenue “Plan”	21.00%
Urban Outfitters Brand meets or exceeds Revenue “Goal”	14.00%
Urban Outfitters Brand achieves Operating Profit “Plan”	21.00%
Urban Outfitters Brand meets or exceeds Operating Profit “Goal”	14.00%
Achievement of Individual Initiatives(1)	30.00%
100%

(1)

In Fiscal 2020, two of the eight individual initiatives were achieved, specifically:  one relating to customer service indices and one relating to inventory turnover.  Two initiatives were partially met, specifically:  one relating to economic value added and one related to sales. Four initiatives were not achieved, specifically: two relating to economic value added and two relating to sales.

Calvin B. Hollinger – Chief Operating Officer

Bonus Criteria	Percent of Total Bonus Potential
Urban Outfitters Brand achieves Revenue “Plan”	8.33%
Urban Outfitters Brand achieves Operating Profit “Plan”	8.33%
Anthropologie Brand achieves Revenue “Plan”	8.33%
Anthropologie Brand achieves Operating Profit “Plan”	8.33%
Free People Brand achieves Revenue “Plan”	8.33%
Free People Brand achieves Operating Profit “Plan”	8.33%
Achievement of Individual Initiatives(1)	50.00%
100%

(1)

In Fiscal 2020, four of the six individual initiatives were achieved, specifically:  three relating to economic value added and one relating to hiring.  Two individual initiatives were partially met, specifically:  one relating to economic value added and one relating to expense control.

Azeez Hayne – General Counsel

Bonus Criteria	Percent of Total Bonus Potential
Urban Outfitters Brand achieves Revenue “Plan”	8.33%
Urban Outfitters Brand achieves Operating Profit “Plan”	8.33%
Anthropologie Brand achieves Revenue “Plan”	8.33%
Anthropologie Brand achieves Operating Profit “Plan”	8.33%
Free People Brand achieves Revenue “Plan”	8.33%
Free People Brand achieves Operating Profit “Plan”	8.33%
Achievement of Individual Initiatives(1)	50.00%
100%

(1)	In Fiscal 2020, all five individual initiatives were achieved, specifically: four relating to economic value added and one relating to expense control.

The Company did not modify any performance targets during Fiscal 2020 to reflect changes in the financial budgets or goals upon which the performance targets and awards were based. If the Company were to change such financial budgets in the future, however, the Compensation Committee would have discretion to adjust bonus awards accordingly where it believes it is warranted in light of the objectives of the compensation program. With respect to Covered Employees, however, such adjustments may only be made to lower the compensation that would otherwise be receivable.

Equity-Based Incentives

The Compensation Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. Where executives are shareholders themselves, the executives will realize a direct benefit by maximizing shareholder value. In addition, as shareholders, executives will benefit from successful growth of the Company’s brands to the extent that this will increase the value of their shareholdings. Accordingly, the Company’s executives are eligible to receive stock appreciation rights, performance stock units, restricted stock units, restricted stock and stock options under the Company’s stock incentive plans, which have been approved by the Company’s shareholders. The Company may grant awards under the Urban Outfitters 2008 Stock Incentive Plan (the “2008 Plan”), other than incentive stock options, and under the Urban Outfitters 2017 Stock Incentive Plan (the “2017 Plan”). In addition, there are awards outstanding under the Urban Outfitters 2004 Stock Incentive Plan (the “2004 Plan,” and, together with the 2008 Plan and the 2017 Plan, the “Plans”), although awards may no longer be made under the 2004 Plan.

The Compensation Committee determines whether to grant equity awards, the type of award and the size of the grant to each executive officer based upon its overall assessment. The Compensation Committee evaluates the executive officer’s performance after taking into consideration prior years’ grants, the organizational impact of the executive officer and the need to respond to competitive conditions in order retain executive officers and attract new candidates.

Stock Appreciation Rights

In Fiscal 2020, the Company did not grant stock appreciation rights to any executive officers because the Compensation Committee chose to utilize other forms of equity awards, such as performance stock units. Nevertheless, the Compensation Committee believes that including stock appreciation rights in the compensation program serves the Company’s longer-term goals in the same manner as other equity-based compensation. Whereas base salary and performance bonuses compensate for achievement of shorter-term goals, equity awards motivate the executive to focus on the Company’s long-term success because the value of the award generally cannot be realized for an extended period of time. The Compensation Committee believes that stock appreciation rights, which provide value to our executives only if the Company’s share price increases relative to the share price on the date the awards are granted, generally share these beneficial characteristics and fit into the Company’s overall compensation philosophy.

Performance Stock Units and Restricted Stock Units

Performance stock unit awards and restricted stock unit awards are additional forms of equity-based incentives available to the Compensation Committee under the 2008 Plan and the 2017 Plan. Restricted stock unit awards are purely time-vesting awards.

As discussed above, under “—Design of Compensation Program—Long-Term Versus Currently Paid Out Compensation,” the Company believes that the performance stock unit awards made in Fiscal 2020 offer the potential for meaningful compensation for superior performance measured over an extended period of time. Vesting is both time-based and performance-based; the awards will not vest until the date specified in the award agreement and, consistent with our core principle of providing pay for performance, are forfeited if the established performance criteria are not achieved. The Compensation Committee considers the performance stock unit awards granted in Fiscal 2020 to be an integral component of the named executive officers’ overall compensation.

In Fiscal 2020, the Company made four grants of performance-based restricted stock units to named executive officers. On February 26, 2019, the Company granted 40,000 performance-based restricted stock units to Francis J. Conforti, Chief Financial Officer, 50,000 performance-based restricted stock units to Trish Donnelly, Global Chief Executive Officer, Urban Outfitters Group, 30,000 performance-based restricted stock units to Calvin B. Hollinger, Chief Operating Officer, and 20,000 performance-based restricted stock units to Azeez Hayne, General Counsel. One third of the grant is subject to a performance period ending on February 26, 2021 where the average operating profit margin for Urban Outfitters, Inc. for fiscal years 2020 and 2021 is equal to or greater than 3.50%, one third of the grant is subject to a performance period ending on February 26, 2022 where the average operating profit margin for Urban Outfitters, Inc. for fiscal years 2020, 2021, and 2022 is equal to or greater than 3.50%, and the remaining one third of the grant is subject to a performance period ending on February 26, 2023 where the average operating profit margin for Urban Outfitters, Inc. for fiscal years 2020, 2021, 2022 and 2023 is equal to or greater than 3.50%.

Restricted Stock

In Fiscal 2020, the Company did not grant restricted stock awards to any executive officers because the Compensation Committee chose to utilize other forms of equity awards, such as performance stock units. Restricted stock awards are one of several equity-based incentives available to the Compensation Committee under the 2008 Plan and the 2017 Plan. The Compensation Committee believes that restricted stock awards generally share the same beneficial characteristics of stock options, but add a more significant retention element, and fit into the Company’s overall compensation philosophy in the same manner.

Stock Options

In Fiscal 2020, the Company did not grant stock options to any executive officers because the Compensation Committee chose to utilize other forms of equity awards, such as performance-based restricted stock units. Nevertheless, the Compensation Committee believes that including stock options in the compensation program serves the Company’s longer-term goals in the same manner as other equity-based compensation.

The exercise price of stock options is equal to or greater than fair market value of the Common Shares on the date of the grant, as defined in the Plans. Awards granted pursuant to the Plans may be subject to performance-based vesting conditions, but to date, the Compensation Committee has granted only time-based stock options.

Timing

The Company generally considers once-a-year grants to a broad group of executives and managers, including named executive officers, typically at regularly scheduled board meetings and at such other times as necessary for business purposes related to employee promotion, or retention, or new hires. The Company makes grants that are effective on or after the date when the “Administrator” (defined in the Plans as the Compensation Committee, or, for grants under a specified threshold made to certain employees, a committee of which the Chairman is the sole member) approves the grant. The Company does not time grants with respect to the release of positive or negative material non-public information.

Nonqualified Deferred Compensation Plan

The Company maintains an “unfunded” Deferred Compensation Plan primarily for the purpose of providing deferred compensation to a select group of employees who are limited in their participation under the Company’s 401(k) plan. Accordingly, the Deferred Compensation Plan is exempt from Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and complies with the requirements of Section 409A of the Code. The terms of the Deferred Compensation Plan were adopted by the Board of Directors on November 27, 2012, and the Deferred Compensation Plan became effective on February 1, 2013.

Deferred compensation under the Deferred Compensation Plan consists of elective deferral credits, if any, made by the participant and discretionary contribution credits made by the Company. Elective deferral credits will be fully vested. Discretionary contribution credits may be subject to a vesting schedule determined by the Company. Payment obligations, if any, under the Deferred Compensation Plan are payable in cash on a date or dates selected by the participant or upon certain specified events such as termination of employment, death or disability, subject to change in certain specified circumstances.

Additional Types of Compensation

In addition to the three main elements, the Company provides compensation to its executive officers in the form of: (i) a 401(k) matching contribution available to all employees who have completed three months of service, which was $0.25, and is now $0.50 as of January 1, 2019, on every $1.00 of employee deferral up to 6% of salary match, with a vesting schedule of 20% a year for five years, with the deferral limited by applicable law; (ii) a holiday bonus, capped at $5,000; and (iii) employee awards made to all staff with fixed dollar amounts, plus the tax cost of such awards, for terms of service, in five-year service increments, ranging from $1,000 for 10 years of service to $15,000 for 30 years of service.

At its discretion, the Compensation Committee may also award bonuses to employees, including named executive officers, for individual achievement or outstanding performance, to motivate for achievement of specific Company or individual goals and/or to promote retention and loyalty to the Company. The Company awarded a discretionary bonus of $7,675 to Ms. Donnelly following her performance in Fiscal 2020.

Potential Payments Upon Changes in Control; Certain Corporate Transactions

In Fiscal 2020, the award agreement for each grant made to key executives under the 2008 Plan included a provision that vesting would not accelerate upon a “change in control” of the Company. Absent such a provision in the award agreement, the Plans provide that upon a change of control, all remaining unvested options and restricted stock awards will immediately vest and become exercisable, as applicable. The 2008 Plan and the 2017 Plan, however, provide the Compensation Committee with the flexibility to specify the change of control provisions in the award agreement (as it did for the grants made in Fiscal 2020, as discussed above). “Change in control” is defined to include an event in which any person or group acquires majority beneficial ownership of the Company, other than Richard A. Hayne or benefit plans sponsored by either the Company or its subsidiaries. In deciding whether to exclude the change in control provisions in the grants, the Compensation Committee considers various factors, such as consistency with previous Company plans, industry practice, competition in the marketplace and effects on retention.

In the event of certain corporate transactions (such as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation), the Compensation Committee has discretion to terminate all or a portion of outstanding options and stock appreciation rights, effective as of the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company. If the Compensation Committee decides to terminate, the holder will have the right to exercise outstanding options and stock appreciation rights on at least seven days’ notice. The Compensation Committee selected these corporate transactions as a triggering event for potential termination because they believe they are customary in industry practice.

Benchmarking

In February 2020, Korn Ferry, the Company’s compensation consultant, reviewed publicly available information regarding the compensation paid to chief executive officers, chief financial officers, chief operating officers, general counsels and division presidents of specialty retailers similar in operations and revenue to the Company and made a presentation to the Compensation Committee regarding this analysis. The retailers reviewed were PVH Corp, Ralph Lauren Corp, Williams-Sonoma, Under Armour, Capri Holdings (Michael Kors), Tapestry, American Eagle Outfitters, Tailored Brands, Abercrombie & Fitch, Carter’s, Fossil Group, Genesco, Chicos FAS, Columbia Sportswear, G-III Apparel Group, Lululemon Athletica, Express and Guess. The Compensation Committee reviewed the figures provided by the consultant, which provided the group’s median and the 25th  and 75th percentiles for informational and overall comparison purposes. Although the Compensation Committee considered the comparative data provided, there is no target percentile or precise position in which the Compensation Committee aims to set compensation other than to generally be competitive in the marketplace.

With respect to executives other than the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, and Global Chief Executive Officer, Urban Outfitters Group, neither Korn Ferry nor the Compensation Committee has undertaken any formal benchmarking over the last three fiscal years; however, in prior years of reviewing base salaries to determine whether the Company is meeting its goal of providing competitive compensation that will attract and retain outstanding personnel, the Compensation Committee from time to time has reviewed publicly available compensation information described in the periodic filings of an informal group of other publicly traded companies in the specialty retail industry, typically including the retailers reviewed by the Company’s compensation consultant, for purposes of a market reference.

If the Compensation Committee elects to analyze comparative data, there may be a variation in the companies reviewed for comparative purposes from year-to-year depending on what information becomes most relevant to the Compensation Committee, although the Compensation Committee anticipates referring to information available for publicly traded specialty retailers, including those reviewed in 2020, for the foreseeable future.

The Compensation Committee takes the Company’s own historical data into consideration to ensure that compensation increases are consistent with the growth in operating profit and in responsibility of its executives. Each year, the Compensation Committee reviews a summary of all of the Company’s named executive officer and key management personnel compensation for the previous fiscal year as well as prior fiscal years. All historical data is viewed with the operating results and responsibilities of management personnel and their specific performance.

Compensation Committee Discretion

The factors related to increasing the compensation and potential compensation from bonuses of named executive officers from year-to-year take into account increased revenue and profitability, performance and measurably increased responsibilities, with a focus on both performance and the leveraging of selling, general and administrative expenses. The Company has not generally decreased base salaries or the bonus potential of named executive officers. This is because its history of growth has led to larger responsibilities for its named executive officers and because as a matter of philosophy, it does not generally reduce these compensation elements for existing employees. As more fully described above, however, at Richard Hayne’s request, the Compensation Committee set his base salary at $1.00 in Fiscal 2009, which has remained in effect since that time and will continue in effect for Fiscal 2020.

Under the Incentive Plan, the Compensation Committee has discretion in the granting of performance bonus awards and can grant such awards to executive officers who are not Covered Employees at its discretion, even if specified performance goals are not achieved. The requirements for performance bonus awards were not waived in Fiscal 2020 but could be waived in the future to reward specific performance achievements in an instance where the actual criteria for a performance bonus were not met or for purposes of retention. The Compensation Committee may reduce any executive officer’s award if it believes such action would be in the best interest of the Company. At the end of a fiscal year, the Compensation Committee also has the ability to grant cash bonuses to any executive officer on a discretionary basis, as described above in “—Additional Types of Compensation.”

Pursuant to the Plans, the Compensation Committee has discretion to accelerate the date on which options or stock appreciation rights may be exercised and may accelerate the date of termination of the restrictions applicable to restricted stock and restricted stock units if it determines that to do either would be in the best interests of the Company and the plan participants.

The Company at present has no employment agreements or contracts with its named executive officers and has no policies for post-termination compensation arrangements. In the future, however, the Company may, in its sole discretion, decide to provide some form of severance in the event that a named executive officer’s employment ceases.

Tax and Accounting Considerations

The applicability of Section 162(m) of the Code may affect the tax deductibility of certain portions of named executive officers’ compensation. As discussed above, the TCJA eliminated the exception under Section 162(m) of the Code for performance-based compensation and commissions, such that all compensation over one million dollars would be nondeductible. Where possible, the Company will structure compensation for its executive officers in a way that preserves tax deductibility under Section 162(m).

The Company does not usually consider the tax consequences to named executive officers of cash compensation or of equity-based compensation, though it considers the tax treatment to the Company for non-qualified options and the non-qualifying disposition of qualified options to be favorable.

Security Ownership Guidelines

The Company has no policy that requires or sets guidelines for the ownership of Common Shares. The Code of Conduct does, however, prohibit the directors and executive officers of the Company, other Company employees who have been granted options to purchase Company securities or who have received awards of equity-based securities, all Company employees who report directly to the Chief Executive Officer, and all employees in the Company’s Finance Department at the director level or above from trading any options on Company securities, maintaining a short position in Company securities, or engaging in certain hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, or zero cost collars related to the Company’s Common Shares.

Consideration of Advisory Shareholder Vote on Executive Compensation

At the 2019 Annual Meeting of Shareholders, our shareholders overwhelmingly approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained in our 2019 Proxy Statement. The Compensation Committee appreciates and values the views of our shareholders.

As the Compensation Committee evaluated the Company’s compensation practices throughout Fiscal 2020, the Compensation Committee was mindful of the strong support our shareholders expressed by the 2019 shareholder advisory vote. In light of this strong level of support of the overall pay practices, and of the general effectiveness of our long-standing compensation policies, the Board of Directors and the Compensation Committee do not currently intend to make any material changes to our executive compensation program for Fiscal 2021. Future advisory votes on executive compensation, including the advisory vote that will be held at the Annual Meeting, will serve as an additional tool to assist the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders.

At the 2017 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation occur every three years. The Company received proxies representing approximately 500,000 shares after the deadline for voting by proxy, however, which were not included in the results of the 2017 vote. Had those proxies been timely submitted, the recommendation of the Company’s shareholders would have been that the Company hold future advisory votes to approve executive compensation every year. After taking this into consideration, the Board of Directors determined that it is in the best interest of the Company and its shareholders to hold an advisory vote to approve executive compensation annually until the next required shareholder vote on the frequency of future advisory votes to approve executive compensation, which is scheduled to occur at the 2023 Annual Meeting of Shareholders.

Fiscal 2021 Executive Compensation

As discussed above, under “Compensation of Directors,” in light of the unprecedented impact of the Coronavirus (COVID-19), the Board of Directors approved a furlough of a substantial number of store, wholesale and home office employees for 60 days beginning April 1, 2020.  In connection with the furlough, the Board of Directors also approved a 20% reduction in executive compensation for the length of the furlough.

COMPENSATION COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation and Leadership Development Committee of the Company’s Board of Directors (the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

Todd R. Morgenfeld, Chairman of the Compensation and Leadership Development Committee

Elizabeth Ann Lambert

Wesley S. McDonald

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(1) ($)		Total ($)
Richard A. Hayne	2020	1	5,000	—		—	—		—	42,823	(2)	47,824
Chairman of the Board and Chief Executive Officer	2019	1	5,000	—		—	1,000,000		—	34,128		1,039,129
Urban Outfitters, Inc.	2018	1	5,000	—		—	—		—	36,479		41,480
(Principal Executive Officer)
Francis J. Conforti	2020	734,279	5,000	1,207,600	(3)	—	349,838	(4)	—	8,504	(5)	2,305,221
Chief Financial Officer	2019	697,000	5,000	1,390,532		—	692,708		—	4,883		2,790,123
Urban Outfitters, Inc.	2018	627,769	6,350	1,019,600		—	330,000		—	4,316		1,988,035
(Principal Financial Officer)
Trish Donnelly	2020	953,596	12,675	1,509,500	(6)	—	130,475	(4)	—	62,965	(7)	2,669,211
Global Chief Executive Officer	2019	872,673	5,000	1,390,532		—	1,042,480		—	55,990		3,366,675
Urban Outfitters Group	2018	833,096	5,000	1,019,600		—	125,250		—	50,063		2,033,009
Calvin B. Hollinger	2020	616,933	5,000	905,700	(8)	—	279,150	(4)	—	6,966	(9)	1,813,749
Chief Operating Officer	2019	588,000	5,000	695,266		—	575,250		—	5,748		1,869,264
Urban Outfitters, Inc.
Azeez Hayne	2020	402,490	5,000	603,800	(10)	—	100,875	(4)	—	1,135	(11)	1,113,300
General Counsel
Urban Outfitters, Inc.

(1)

Includes matching cash contributions in Fiscal 2020 by the Company under the Urban Outfitters 401(k) Savings Plan of $8,400 for Mr. Richard A. Hayne, $8,442 for Mr. Conforti, $8,559 for Ms. Donnelly and $6,698 for Mr. Hollinger.

(2)	Includes automobile insurance premiums in the amount of $10,607 and life insurance premiums in the amount of $23,817 paid by the Company for Mr. Richard A. Hayne.
(3)

Stock award represents 40,000 performance-based restricted stock units granted pursuant to an award made on February 26, 2019 and subject to a performance period ending on January 31, 2023. The Aggregate Fair Value for the award was $1,207,600. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 10 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2020, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2020. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(4)	Amounts shown reflect the named executive officer’s total non-equity annual incentive plan compensation earned during Fiscal 2020, which was paid in the first quarter of Fiscal 2021.
(5)	Includes life insurance premiums paid by the Company for Mr. Conforti in the amount of $62.
(6)

Stock award represents 50,000 performance-based restricted stock units granted pursuant to an award made on February 26, 2019 and subject to a performance period ending on January 31, 2023. The Aggregate Fair Value for the award was $1,509,500. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 10 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2020, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2020. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(7)    Includes life insurance premiums paid by the Company for Ms. Donnelly in the amount of $143 and a housing allowance in the amount of $54,262.

(8)    Stock award represents 30,000 performance-based restricted stock units granted pursuant to an award made on February 26, 2019 and subject to a performance period ending on January 31, 2023. The Aggregate Fair Value for the award was $905,700. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 10 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2020, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2020. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(9)	Includes life insurance premiums paid by the Company for Mr. Hollinger in the amount of $268.
(10)

Stock award represents 20,000 performance-based restricted stock units granted pursuant to an award made on February 26, 2019 and subject to a performance period ending on January 31, 2023. The Aggregate Fair Value for the award was $603,800. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 10 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2020, which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2020. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(11)	Includes life insurance paid by the Company for Mr. Azeez Hayne in the amount of $62.

FISCAL 2020 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)
Richard A. Hayne		600,000	600,000	1,000,000
Francis J. Conforti		736,500	736,500	736,500
	02/26/2019				40,000	40,000	40,000				1,207,600	(2)
Trish Donnelly		828,900	1,151,250	1,151,250
	02/26/2019				50,000	50,000	50,000				1,509,500	(3)
Calvin B. Hollinger		618,500	618,500	618,500
	02/26/2019				30,000	30,000	30,000				905,700	(4)
Azeez Hayne		201,750	201,750	201,750
	02/26/2019				20,000	20,000	20,000				603,800	(5)

(1)

The amounts listed represent potential threshold, target and maximum bonuses available to the named executive officers under the Incentive Plan. The table reports the awards that could have been earned in Fiscal 2020. The actual payments are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” As described above in “—Compensation Discussion and Analysis,” the Compensation Committee has discretion to reduce any amounts payable to any executive and to increase amounts payable to executives who are not Covered Employees under the Incentive Plan.

(2)

Stock award represents 40,000 performance-based restricted stock units granted pursuant to an award made on February 26, 2019 and subject to a performance period ending on January 31, 2023. The Aggregate Fair Value for the award was $1,207,600. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2020 which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2020. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(3)

Stock award represents 50,000 performance-based restricted stock units granted pursuant to an award made on February 26, 2019 and subject to a performance period ending on January 31, 2023. The Aggregate Fair Value for the award was $1,509,500. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2020 which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2020. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(4)

Stock award represents 30,000 performance-based restricted stock units granted pursuant to an award made on February 26, 2019 and subject to a performance period ending on January 31, 2023. The Aggregate Fair Value for the award was $905,700. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2020 which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2020. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(5)

Stock award represents 20,000 performance-based restricted stock units granted pursuant to an award made on February 26, 2019 and subject to a performance period ending on January 31, 2023. The Aggregate Fair Value for the award was $603,800. For a discussion of the assumptions and accounting for performance-based restricted stock units, please see note 11 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2020 which are included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2020. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard A. Hayne	—		—	—	—	—	—	—		—
Francis J. Conforti	—	—	—	—	—	—	—	13,334	(1)	341,350	(2)
	—	—	—	—	—	—	—	6,668	(3)	170,701	(2)
	—	—	—	—	—	—	—	26,667	(4)	682,675	(2)
	—	—	—	—	—	—	—	40,000	(5)	1,024,000	(2)
	—	—	—	—	—	—	—	40,000	(6)	1,024,000	(2)
Trish Donnelly	—	—	—	—	—	—	—	16,668	(3)	426,701	(2)
	—	—	—	—	—	—	—	26,667	(4)	682,675	(2)
	—	—	—	—	—	—	—	40,000	(5)	1,024,000	(2)
	—	—	—	—	—	—	—	50,000	(6)	1,280,000	(2)
Calvin B. Hollinger	—	—	—	—	—	—	—	13,334	(1)	341,350	(2)
	—	—	—	—	—	—	—	6,668	(3)	170,701	(2)
	—	—	—	—	—	—	—	20,000	(4)	512,000	(2)
	—	—	—	—	—	—	—	20,000	(5)	512,000	(2)
	—	—	—	—	—	—	—	30,000	(6)	768,000	(2)
Azeez Hayne	—	—	—	—	—	—	—	16,667	(1)	426,675	(2)
	—	—	—	—	—	—	—	16,667	(1)	426,675	(2)
	—	—	—	—	—	—	—	33,334	(4)	853,350	(2)
	—	—	—	—	—	—	—	20,000	(6)	512,000	(2)

(1)

If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; the amount in the table represents the remaining 33 1/3% of the performance-based restricted stock units eligible to vest, all of which vest on February 23, 2020. If performance objectives under the respective award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(2)	Calculated by multiplying our closing market price on January 31, 2020 (the last business day of Fiscal 2020) by the number of performance-based restricted stock units that have not vested.
(3)

If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; the amount in the table represents the remaining 33 1/3% of the performance-based restricted stock units eligible to vest, all of which vest on August 25, 2020. If performance objectives under the respective award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(4)

If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; the amount in the table represents the remaining 66 2/3% of the performance-based restricted stock units eligible to vest, of which 50% vest on each of February 28, 2020 and February 28, 2021. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(5)

If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; 33 1/3% of the performance-based restricted stock units are eligible to vest on February 27, 2020, February 27, 2021 and February 27, 2022. If performance objectives under the award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

(6)

If all performance objectives are achieved, performance-based restricted stock units will convert into Common Shares on a one-for-one basis upon vesting; 33 1/3% of the performance-based restricted stock units are eligible to vest on February 26, 2021, February 26, 2022 and February 26, 2023. If performance objectives under the award are not achieved, all performance-based restricted stock units under that award are forfeited. For a further description of these performance-based restricted stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units and Restricted Stock Units.”

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard A. Hayne	—	—	—	—
Francis J. Conforti	—	—	20,000	606,200
	—	—	13,333	411,323
Trish Donnelly	—	—	15,000	454,650
	—	—	13,333	411,323
Calvin B. Hollinger	—	—	25,000	757,750
	—	—	10,000	308,500
Azeez Hayne	—	—	16,667	505,177
	—	—	16,666	514,146

Equity Compensation Plan Information

The following table shows the status of equity awards under the Plans as of January 31, 2020:

	EQUITY COMPENSATION PLAN
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Plan Category	(A)		(B)		(C)
Equity Compensation Plans Approved by Security Holders:(1)
Securities	3,067,807	(2)	$32.94	(3)	13,656,876
Equity Compensation Plans Not Approved by Security Holders:	—		—		—
Total	3,067,807	(2)	$32.94	(3)	13,656,876

(1)	Amounts are subject to adjustment to reflect any stock dividend, stock split, share consideration or similar change in our capitalization.
(2)

As of January 31, 2020, 307,112 performance stock units were outstanding under the 2008 Plan, for which the Company has determined that it is unlikely that the performance targets would be achieved by any of the applicable measurement dates. As a result, the Company expects that these units will be available for future issuance on the day following the applicable measurement date.

(3)	Weighted-average exercise price does not take into account performance stock unit and restricted stock unit awards.

 NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2020

The following table provides information relating to the deferred compensation activity and balances, if any, for each named executive officer under the Company’s Deferred Compensation Plan.  A description of this plan is available above in “Compensation of Executive Officers – Compensation Discussion and Analysis – Equity-Based Incentives – Nonqualified Deferred Compensation Plan.”

Name	Executive Contributions ($)	Registrant Contributions ($)	Aggregate Earnings ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance ($)
Richard A. Hayne	—	—	—	—	—
Francis J. Conforti	—	—	—	—	—
Trish Donnelly	—	—	—	—	—
Calvin B. Hollinger	—	—	—	—	—
Azeez Hayne	24,491	1,073	7,599	—	72,176

CEO PAY RATIO

SEC rules require us to disclose the ratio of the annual total compensation of our CEO, Richard A. Hayne, to the annual total compensation of our median employee (the “CEO Pay Ratio”). For Fiscal 2020, our median employee’s annual total compensation was $12,402.97. As set forth in the Summary Compensation Table, Mr. Hayne’s annual total compensation for Fiscal 2020 was $47,824.31. Accordingly, the ratio of the annual total compensation of Mr. Hayne to our median employee was 3.86:1.

In calculating the CEO Pay Ratio, we first identified all employees as of November 1, 2019. Including all full-time, part-time, seasonal and temporary employees, as required by SEC rules, we had 20,045 U.S. and 3,978 non-U.S. employees on that date. In accordance with SEC rules, we excluded all employees in the 12 countries with our smallest employee populations, totaling in the aggregate 775 employees (approximately 3.20% of our total employee population on November 1, 2019). The table below sets forth the number of excluded employees by country.

To identify our median employee, we used total taxable compensation for calendar year 2019 and annualized the compensation of all permanent employees who worked for us for less than the full calendar year. We then calculated Fiscal 2020 compensation for the median employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table.

Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

EXCLUDED
Jurisdiction	Employees as of November 1, 2019
Germany	257
Netherlands	127
France	100
Spain	70
Italy	61
Belgium	58
Austria	28
Ireland	24
Denmark	24
Sweden	21
Turkey	3
Hong Kong	2
TOTAL	775

INCLUDED
Jurisdiction	Employees as of November 1, 2019
US (including Puerto Rico)	20,045
UK	2,116
Canada	1,087
TOTAL	23,248

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Common Shares for each person known to the Company, other than Richard A. Hayne, Margaret A. Hayne and Harry S. Cherken, Jr. who beneficially owns more than five percent of the Company’s outstanding Common Shares, the name and address of such beneficial owner and the percentage such shares comprise of the outstanding Common Shares. All percentages are calculated based on 98,259,325 shares outstanding as of March 17, 2020.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
FMR LLC 245 Summer Street Boston, MA 02210	9,554,060	(1)	9.7%
Shapiro Capital Management LLC 3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305	6,926,027	(2)	7.0%
BlackRock, Inc. 55 East 52nd Street New York, NY 10005	6,262,640	(3)	6.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,669,746	(4)	5.8%

(1)

Based solely on information reported in a Schedule 13G filed by FMR LLC (“FMR”) on February 7, 2020 with the SEC. As reported in such filing, FMR has sole voting power with respect to 764,648 Common Shares and sole dispositive power with respect to 9,554,060 Common Shares.

(2)

Based solely on information reported in a Schedule 13G filed by Shapiro Capital Management LLC (“Shapiro”) on February 14, 2020 with the SEC.  As reported in such filing, Shapiro has sole voting power with respect to 6,290,173 Common Shares, shared voting power with respect to 635,854 Common Shares and sole dispositive power with respect to 6,926,027 Common Shares.

(3)

Based solely on information reported in a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on February 6, 2020 with the SEC. As reported in such filing, BlackRock has sole voting power with respect to 5,974,064 Common Shares and sole dispositive power with respect to 6,262,640 Common Shares.

(4)

Based solely on information reported in a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 12, 2020 with the SEC. As reported in such filing, Vanguard has sole voting power with respect to 35,899 Common Shares, shared voting power with respect to 10,728 Common Shares, sole dispositive power with respect to 5,632,801 and shared dispositive power with respect to 36,945 Common Shares

The following table sets forth certain information regarding the beneficial ownership of the Common Shares for each current director, director nominee and named executive officer for Fiscal 2020 and all directors and executive officers of the Company as a group. The number of shares beneficially owned is as of March 17, 2020, and all percentages are calculated based on 98,259,325 shares outstanding as of March 17, 2020. The address of each of the beneficial owners identified is 5000 South Broad Street, Philadelphia, PA 19112-1495.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Richard A. Hayne	19,514,690	(1)	19.9%
Harry S. Cherken, Jr.	8,732,932	(2)	8.9%
Margaret A. Hayne	6,192,043	(3)	6.3%
Joel S. Lawson III	162,000	(4)	*
Edward N. Antoian	121,994	(5)	*
Elizabeth Ann Lambert	80,000	(6)	*
Scott Galloway	60,000	(7)	*
Azeez Hayne	46,454	(8)	*
Sukhinder Singh Cassidy	40,000	(9)	*
Trish Donnelly	28,589		*
Robert L. Hanson	20,000	(10)	*
Francis J. Conforti	18,979	(11)	*
Calvin B. Hollinger	11,480		*
Wesley S. McDonald	—		*
Todd R. Morgenfeld	—		*
Current directors, director nominees and executive officers as a group (15 persons)	30,089,285	(12)	30.5%

*	Denotes less than 1%.
(1)

Includes: (i) 35,140 Common Shares owned by the Hayne Foundation; (ii) 265,573 Common Shares held by two trusts, of which members of Mr. Richard A. Hayne’s immediate family are among the beneficiaries; and (iii) 23,486 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Richard A. Hayne has shared voting power. Excludes 6,192,043 beneficially owned by Mr. Richard A. Hayne’s spouse, as to which he disclaims beneficial ownership.

(2)

Includes: (i) 120,000 Common Shares subject to presently exercisable options; (ii) 3,080,256 Common Shares held by two trusts of which Mr. Cherken is a co-trustee; (iii) 4,939,876 Common Shares held by two trusts of which Mr. Cherken is co-trustee with Ms. Hayne; and (iv) 46,578 Common Shares held by two trusts of which Mr. Cherken is a trustee.

(3)

Includes: (i) 5,100,796 Common Shares owned by seven trusts, of which members of Ms. Hayne’s immediate family are among the beneficiaries (Mr. Cherken is co-trustee of two of these trusts); and (ii) 11,303 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Ms. Hayne has shared voting power.

(4)	Includes: (i) 70,000 Common Shares subject to presently exercisable options; and (ii) 85,000 Common Shares held by two trusts of which Mr. Lawson is a trustee.
(5)	Includes 120,000 Common Shares subject to presently exercisable options.
(6)	Includes 80,000 Common Shares subject to presently exercisable options.
(7)	Includes 60,000 Common Shares subject to presently exercisable options.
(8)	Includes 11,027 Common Shares owned by trust of which Mr. Azeez Hayne is trustee.
(9)	Includes 40,000 Common Shares subject to presently exercisable options.
(10)	Includes 20,000 Common Shares subject to presently exercisable options.
(11)	Includes 555 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Conforti has shared voting power.
(12)	Includes 510,000 Common Shares subject to presently exercisable options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Mr. Morgenfeld, Ms. Lambert and Mr. McDonald.  Robert L. Hanson, one of the Company’s former directors, previously served on the Compensation Committee during Fiscal 2020. No member of the Compensation Committee who served on the Compensation Committee at any time during Fiscal 2020 is or was during Fiscal 2020 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board of Directors or Compensation Committee.

CERTAIN BUSINESS RELATIONSHIPS

Richard A. Hayne, Chief Executive Officer and Chairman, and Margaret A. Hayne, Chief Executive Officer of the Free People Brand and Chief Creative Officer of Urban Outfitters, Inc., are married. Mr. Hayne’s son, David A. Hayne, is employed by the Company, and his total compensation in Fiscal 2020 was $1,727,932, including salary, bonus, equity awards and 401(k) Company contributions.

Harry S. Cherken, Jr., a director of the Company, is Senior Counsel at the law firm of Faegre Drinker Biddle & Reath LLP, which provided legal services to the Company in Fiscal 2020 and is expected to continue to do so in the future. Faegre Drinker Biddle & Reath LLP has received customary compensation for these services in a net amount of $494,798 during Fiscal 2020.

Pursuant to the terms of the Code of Conduct, which applies to all of the Company’s directors, officers and employees, conflicts of interest are prohibited unless approved by the Board of Directors or allowed under guidelines approved by the Board of Directors. Under the Code of Conduct, a conflict of interest can arise whenever a person’s private interests interfere in any way with the interests of the Company, including when a director, officer or employee takes actions or has interests that make it difficult for such person to perform his or her work objectively and effectively, or when a director, officer or employee or a member of such person’s family receives potentially improper personal benefits. Each of the relationships described above has been reviewed and approved by the Board of Directors.

RELATIONSHIPS WITH AUDITORS

In May 2005, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and has re-approved the engagement in each subsequent year. Deloitte & Touche LLP has performed audit services, including the issuance of their audit opinion for the fiscal years ended January 31, 2020, 2019 and 2018.

One or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement as he or she may desire and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

During Fiscal 2020, the Audit Committee was composed of four independent directors of the Company (as independence is defined under NASDAQ’s Marketplace Rules and the rules and regulations of the SEC). In addition, the Board of Directors has determined that during Fiscal 2020, all four current members of the Audit Committee, Joel S. Lawson III, Edward N. Antoian, Wesley S. McDonald and Todd R. Morgenfeld, qualified as “audit committee financial experts” as defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Its purpose is to monitor the integrity of the financial statements, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent accountants and appoint the independent accountants. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for Fiscal 2020 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the independent accountants such other matters as are required under Auditing Standard No. 1301 and other generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the written disclosures and the letter received by the Audit Committee, as required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of nonaudit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for the audit. The Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2020 for filing with the SEC.

Joel S. Lawson III, Chairman of the Audit Committee

Edward N. Antoian

Wesley S. McDonald

Todd R. Morgenfeld

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to the Company for services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”) for the fiscal years ended January 31, 2020 and 2019.

	Fiscal 2020	Fiscal 2019
Audit Fees – professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q	$1,444,996	$1,393,129
Audit-Related Fees – assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.	—	—
Tax Fees – professional services rendered in connection with advice related to certain state tax filings	—	—
All Other Fees – represents the annual charge for a web-based accounting research tool and lease consulting	—	—
Total Fees	$1,444,996	$1,393,129

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

The Audit Committee has a pre-approval policy pursuant to which it has granted its approval for Deloitte & Touche, as the Company’s independent registered public accounting firm, to perform certain audit, audit-related, tax and other services up to specified aggregate fee levels for each service. The Audit Committee periodically reviews and revises, if necessary, the list of pre-approved services that Deloitte & Touche may provide. The Audit Committee’s policy also provides that any proposed services that are not specifically pre-approved pursuant to the policy, as well as any proposed services that exceed pre-approved cost levels established in the policy, will require the Audit Committee’s separate pre-approval. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members, who must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit, audit-related and tax services provided by Deloitte & Touche during Fiscal 2020 in accordance with this policy.

PROPOSALS FOR 2021 ANNUAL MEETING

Shareholder Proposals for Inclusion in 2021 Proxy Statement. To be eligible for inclusion in the proxy statement for the 2021 Annual Meeting of Shareholders, shareholder proposals must comply with applicable SEC rules and regulations and must be received by the Secretary of the Company prior to December 1, 2020. If notification of a shareholder proposal is not received by December 1, 2020, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

Shareholder Director Nominations for Inclusion in 2021 Proxy Statement. In December 2016, the Board of Directors amended the Company’s By-laws to implement “proxy access,” a means for the Company’s eligible shareholders to include shareholder-nominated director candidates in the Company’s proxy materials for annual meetings of shareholders. Section 1.10 was added to the By-laws to allow a shareholder, or a group of up to 20 shareholders, owning at least 3% of the number of outstanding Common Shares continuously for at least three years, to include in the Company’s proxy materials for an annual meeting of shareholders a number of director nominees up to the greater of two or 25% of the Board of Directors, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified therein. Pursuant to Section 1.10 of the By-laws, written notice of shareholder nominations to the Board of Directors that are to be included in the Proxy Statement must be delivered to the Secretary of the Company not later than 120 nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible shareholder who wishes to have a nomination considered at the 2021 Annual Meeting of Shareholders and included in the Company’s proxy statement must deliver a written notice (containing the information specified in the By-laws regarding the shareholder and the proposed nominee) to the Secretary of the Company between January 3, 2021 and February 4, 2021.

Shareholder Director Nomination and Other Shareholder Proposals for Presentation at the 2021 Annual Meeting Not Included in 2021 Proxy Statement. Under our By-laws, written notice of shareholder nominations to the Board of Directors or any other business proposed by a shareholder that is not to be included in the proxy statement must be delivered to the Company’s Secretary not less than 70 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any shareholder who wishes to have a nomination or other business considered at the 2021 Annual Meeting of Shareholders but not included in the Company’s proxy statement must deliver a written notice (containing the information specified in the By-laws) to the Secretary of the Company between March 4, 2021 and March 24, 2021.

COST OF SOLICITATION

The cost of soliciting proxies will be borne directly by the Company. Solicitation may be made by mail, personal interview or telephone or other electronic means by certain officers and other employees of the Company who will receive no additional compensation for such solicitation. The Company has made arrangements with Morrow Sodali, LLC, 470 West Ave., Stamford, CT 06902, to assist us in soliciting proxies and has agreed to pay them a fee for such services that is not expected to exceed $10,000. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners for whom they hold shares.

HOUSEHOLDING

Some nominees may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement, annual report or Notice may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or faxing as follows: Investor Relations, Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112-1495, telephone number (215) 454-5500 and facsimile number (215) 454-4660. If you want to receive separate copies of the annual report, Proxy Statement or Notice in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your nominee, or you may contact the Company at the above address and phone number.

ADDITIONAL INFORMATION

This Proxy Statement is accompanied by the Company’s Annual Report on Form 10-K for Fiscal 2020, as filed with the SEC (except for exhibits). Requests for additional copies of such Form 10-K should be directed to the Company at the address set forth on the cover of this Proxy Statement, Attention: Investor Relations.

The Reports of the Compensation Committee of the Board of Directors on Executive Compensation and of the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates those portions of this Proxy Statement by reference therein.

It is important that your shares be represented at the Annual Meeting. If you are unable to participate in the Annual Meeting via live audio webcast, we respectfully request that you vote promptly. You may vote your shares over the Internet, by telephone or, if you received a paper copy of the proxy card, by signing and dating it and returning it to us in the stamped and addressed envelope that is enclosed with the proxy card as promptly as possible.

By Order of the Board of Directors,

Richard A. Hayne

Chairman of the Board

March 31, 2020

Conference  Dial-In  Numbers    Use  the  numbers  listed  below  to  dial  into  the  virtual  meeting    US/CANADA  Participant  Toll-Free  Dial-In  Number:  (877)  470-1860  US/CANADA  Participant  International  Dial-In  Number:  (918)  559-6037  Conference  ID:  9615608    0    URBAN  OUTFITTERS,  INC.    THIS  PROXY  IS  SOLICITED  ON  BEHALF  OF  THE  BOARD  OF  DIRECTORS    The  undersigned,  revoking  all  prior  proxies,  hereby  appoints  Richard  A.  Hayne  and  Francis  J.  Conforti,  or  either  of  them,  with  full  power  of  substitution,  as  the  undersigned's  proxies  to  vote  at  the  Annual  Meeting  of  Shareholders  of  Urban  Outfitters,  Inc.  (the  "Company")  called  for  June  2,  2020,  at    10:30  a.m.  Eastern  Time  via  live  audio  webcast  at  https://web.lumiagm.com/270154195  (password:  urban2020)  and  at  any  adjournment  thereof.  (Continued  and  to  be  signed  on  the  reverse  side)    1.1  14475

------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 URBAN OUTFITTERS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints Richard A. Hayne and Francis J. Conforti, or either of them, with full power of substitution, as the undersigned's proxies to vote at the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the "Company") called for June 4, 2019, at 10:30 a.m. Eastern Daylight Time at the corporate offices of Urban Outfitters, Inc., 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112-1495 and at any adjournment thereof. (Continued and to be signed on the reverse side) 1.1

n. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the ------------------ e n v e l o p e p r o v i d e d . ---------------- 00033333333333333000 7 060419 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. FOR AGAINST ABSTAIN

ANNUAL  MEETING  OF  SHAREHOLDERS  OF    URBAN  OUTFITTERS,  INC.    June  2,  2020    GO  GREEN    e-Consent  makes  it  easy  to  go  paperless.  With  e-Consent,  you  can  quickly  access  your  proxy  material,  statements  and  other  eligible  documents  online,  while  reducing  costs,  clutter  and  paper  waste.  Enroll  today  via  www.astfinancial.com  to  enjoy  online  access.    NOTICE  REGARDING  THE  INTERNET  AVAILABILITY  OF  PROXY  MATERIAL:  The  Notice  of  Meeting,  proxy  statement,  proxy  card  and  Annual  Report  on  Form  10-K  are  available  at  http://proxy.urbn.com    Please  sign,  date  and  mail  your  proxy  card  in  theenvelope  provided  as  soon  as  possible.     Please  detach  along  perforated  line  and  mail  in  the  envelope  provided.     00033333333333000000  9  060220    PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOWNHEREx THE  BOARD  OF  DIRECTORS  UNANIMOUSLY  RECOMMENDS  A  VOTE  “FOR”  EACH  OF  THE  NOMINEES  FOR  DIRECTOR  AND  “FOR”  PROPOSALS  2  AND  3.  THIS  PROXY,  WHEN  PROPERLY  EXECUTED,  WILL  BE  VOTED  IN  THE  MANNER  DIRECTED  HEREIN  BY  THE  UNDERSIGNED  SHAREHOLDER.  IF  NO  DIRECTION  IS  MADE,  THIS  PROXY  WILL  BE  VOTED  “FOR”  EACH  OF  THE  NOMINEES  LISTED  IN  PROPOSAL  1  AND  “FOR”  PROPOSALS  2  AND  3.  To  change  the  address  on  your  account,  please  check  the  box  at  right  andindicate  your  new  address  in  the  address  space  above.  Please  note  that  changes  to  the  registered  name(s)  on  the  account  may  not  be submitted  viathis  method.    FOR  AGAINST  ABSTAIN    1.  Election  of  Directors:  Edward  N.  Antoian  Sukhinder  Singh  Cassidy    Harry  S.  Cherken,  Jr.  Scott  Galloway  MargaretA.  Hayne    Richard  A.  Hayne  Elizabeth  Ann  Lambert  Wesley  S.  McDonald    Todd  R.  Morgenfeld    2.  To  ratify  the  appointment  of  Deloitte  &  Touche  LLP  as  the  Company's  independent  registered  public  accounting  firm  for  Fiscal  Year  2021.  3.  Advisory  vote  to  approve  executive  compensation.  You  are  urged  to  sign  and  return  this  proxy  so  that  you  may  be  sure  that  your  shares  willbe  voted.    Signature  of  Shareholder  Date:  Signature  of  Shareholder  Date:    Note:  Please  sign  exactly  as  your  name  or  names  appear  on  this  Proxy.  When  shares  are  held  jointly,  each  holder  should  sign.  When  signing  as  executor,  administrator,  attorney,  trustee  or  guardian,  please  givefull  title  as  such.  If  the  signer  is  a  corporation,  please  sign  full  corporate  name  by  duly  authorized  officer,  giving  full  title  as  such.  If  signer  is  a  partnership,  please  sign  in  partnership  name  by  authorized  person.